EXHIBIT 2.17

                          LICENSE ASSIGNMENT AGREEMENT

     THIS LICENSE ASSIGNMENT AGREEMENT (this "Agreement"), is made this 13th day of August, 1999, by and between HARRIS CORPORATION, a Delaware corporation ("Harris"), HARRIS SEMICONDUCTOR PATENTS, INC. ("HSPI"), a Delaware corporation, and INTERSIL HOLDING CORPORATION, a Delaware corporation ("Parent").

     WHEREAS, Harris, Intersil Corporation, a Delaware corporation, and Parent have entered into an Amended and Restated Master Transaction Agreement dated as of June 2, 1999 (the "Master Agreement"), which provides for the sale by Sellers (as defined in Exhibit A to the Master Agreement) and the purchase by Buyer of certain of the assets used in the operations of the Business (as defined in Exhibit A to the Master Agreement);

     WHEREAS, the Business has entered into certain patent and technology licenses with third parties ("Third Parties") either through the Business operations or by other components of the Business Entities on behalf of the Business; and

     WHEREAS, pursuant to the Master Agreement and the additional agreements contemplated thereby, Buyer is to become the owner, either directly or through its subsidiaries, of such patent and technology license agreements.

     NOW THEREFORE, in consideration of the mutual promises contained herein and in the Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions and Rules of Construction. Exhibit A to the Master Agreement is incorporated herein by reference.

     2. Representations and Warranties of Harris.

        (a) To the Sellers' IP Knowledge, except for the License Agreements listed in Schedule 8 the lists of License Agreements in Schedules 1-6 list all the License Agreements primarily used in the Business.

        (b) To the Sellers' IP Knowledge, except for the License Agreements listed in Schedule 8, Schedules 1-6 list all royalty bearing License Agreements primarily used in the Business that have provided royalty revenue, if any, to the Business as of the Closing Date.

        (c) To the Sellers' IP Knowledge, except for the License Agreements listed in Schedules 1-8 and licenses granted in connection with sales of Products in the ordinary course of business, no other material License Agreements pertaining to the Business have been entered into with Third Parties by the Business Entities.

        (d) To the Sellers' IP Knowledge, the License Agreements listed on Schedules 1-3 do not require consent by the Third Party for assignment to Buyer, nor will these License Agreements be subject to termination by the Third Party when such assignment is made.

        (e) To the Sellers' IP Knowledge, the License Agreements listed on Schedules 4-6 require consent from the Third Party for assignment to Buyer, are not assignable, or terminate when assignment is made.

     3. Identification of License Agreements.

        (a) Schedules 1-3 list License Agreements primarily used in the Business under which the rights and obligations of the Business Entities may be transferred without the consent of a Third Party.

        (b) Schedules 4-6 list License Agreements primarily used in the Business under which the rights and obligations of the Business Entities may not be transferred without the consent of a Third Party, are not assignable, or terminate when assignment is made.

        (c) Schedule 7 lists certain License Agreements relevant to the Business as well as other products or operations of the Business Entities.

        (d) Schedule 8 lists certain License Agreements primarily used in the Business but which are being retained by Sellers (the "Retained License Agreements").

     4. Assignment of Agreements Not Requiring Third-Party Consents. Subject to
Section 2(d), Sellers hereby assign to Buyer their entire right, title, and interest in and to the License Agreements listed on Schedules 1-3. If any of the License Agreements listed in Schedules 1-3 are found to be not assignable to Buyer and are material to the Business as conducted by Buyer, Harris will use commercially reasonable efforts as requested by Buyer in writing to provide the economic benefit of such License Agreements to Buyer, and upon doing such, shall be deemed to have satisfied the requirements of Section 2(d) and this Section 4.

     5. Assignment of Agreements Requiring Third Party Consents. If Buyer determines in good faith that any of the License Agreements listed on Schedules 4-6 are material to the Business as conducted by Buyer, Harris will use commercially reasonable efforts as requested by Buyer in writing to provide to Buyer the economic benefit of such License Agreements in relation to the Business, and upon doing such, shall be deemed to have satisfied the requirements of this Section 5.

     6. Royalty-Bearing Agreements Requiring Consent. Subject to Section 2(e), Sellers hereby assign to Buyer, and agree to use commercially reasonable steps necessary to effect such assignment, any revenue received under the License Agreements listed on Schedule 4. If requested by Buyer, Sellers will use commercially reasonable efforts to obtain the consent of the Third Parties to such agreements to allow Sellers to assign all of their rights to royalties thereunder to Buyer, and to make such assignment if such consent is obtained.

     7. Schedule 7 License Agreements. No rights are transferred hereby to Buyer under the License Agreements between Sellers and Third Parties listed in
Schedule 7, which are not specific to the Business.

     8. Lemelson License Agreement. Notwithstanding anything herein to the contrary, with respect to the License Agreement between Harris and Lemelson Medical, Education &

Research Foundation, Limited Partnership dated April 30, 1999, Harris agrees, at Buyer's written request, to sublicense to Buyer such License Agreement to the extent that (a) Harris is authorized to do so under such License Agreement and
(b) such License Agreement is relevant to the Business as of the Closing Date.

     9. Subsequent Assignment to Buyer. If it is determined after the Closing Date that one or more License Agreements owned by Sellers, but not included in Schedules 1-6, were intended to be transferred to Buyer pursuant to this Agreement but were not transferred, as the sole remedy for such failure to transfer, Sellers agree to make such transfer to Buyer, to the extent Sellers would otherwise be required to do so in accordance with the appropriate classification of License Agreements in this Agreement, upon discovery by Sellers or upon the written request of Buyer.

     10. Assignment of Retained License Agreements. At such time as all licensees under a Retained License Agreement have paid all amounts that are due, or are to become due, to Sellers pursuant to such Retained License Agreement, Sellers will assign to Buyer their entire right, title and interest in and to such Retained License Agreement if such Retained License Agreement can be transferred without the consent of a Third Party. If any such Retained License Agreement is not so assignable and if Buyer determines in good faith that any such nonassignable Retained License Agreement is material to the Business as conducted by Buyer, Harris will use commercially reasonable efforts as requested by Buyer to provide to Buyer the economic benefit of such nonassignable Retained License Agreement in relation to the Business and, upon doing such, shall be deemed to have satisfied the requirements of this Section 10 with respect to such nonassigned Retained License Agreement.

     11. Acceptance of Assignments; Assumption of Liabilities. Buyer hereby accepts and agrees to accept any assignments or transfers effected under or as a result of this Agreement, and to assume the Liabilities of Sellers relative to each such License Agreement so assigned or transferred, provided that such License Agreement is not the subject of a reassignment to Harris under
Section 12.

     12. Reassignment to Sellers. Any License Agreement that may be inadvertently transferred by Sellers to Buyer which License Agreement does not relate to the Business shall be reassigned by Buyer to Harris or its designated Subsidiary.

     13. Survival. The representations and warranties of Sellers in this Agreement, including the Schedules hereto, shall survive until the fifth anniversary of the Closing Date.

     14. Agreement Conventions. Exhibit B to the Master Agreement is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties each have caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

                                         HARRIS CORPORATION



                                         By: /s/ Ronald R. Spoehel
                                             ------------------------------
                                             Name:  Ronald R. Spoehel
                                             Title: Vice President


                                         HARRIS SEMICONDUCTOR PATENTS, INC.



                                         By: /s/ Ronald R. Spoehel
                                             ------------------------------
                                             Name:  Ronald R. Spoehel
                                             Title: Vice President


                                         INTERSIL HOLDING CORPORATION



                                         By: /s/ Gregory L. Williams
                                             ------------------------------
                                             Name: Gregory L. Williams
                                             Title: CEO

                    Schedules to License Assignment Agreement

Schedule 1        Licenses to Third Parties Primarily Used in the Business Not Requiring Consent to Assign

Schedule 2        Licenses From Third Parties Primarily Used in the Business Not Requiring Consent to Assign

Schedule 3        Cross Licenses With Third Parties Primarily Used in the Business Not Requiring Consent to Assign

Schedule 4        Licenses to Third Parties Primarily Used in the Business Requiring Consent to Assign

Schedule 5        Licenses From Third Parties Primarily Used in the Business Requiring Consent to Assign

Schedule 6        Cross Licenses With Third Parties Primarily Used in the Business Requiring Consent to Assign

Schedule 7        Licenses Relevant to the Business and Other Harris Operations

Schedule 8        Licenses and Cross Licenses Primarily Used in the Business and Not Being Transferred